Exhibit 10.2

March 7, 2023

Christopher Hall

San Francisco, CA 94115

Chrishall1968@gmail.com

Re: First Amended and Restated Offer Letter Agreement

Dear Chris,

This First Amended and Restated offer letter agreement between Personalis, Inc. (“Personalis” or “Company”) and you supersedes in its entirety and restates that certain offer letter agreement between you and Personalis dated September 30, 2022. I am pleased to offer you continuing full-time employment in the positions of President and Chief Executive Officer on the following terms. Upon your acceptance, these terms will become effective immediately.

You will be expected to perform the customary duties of your positions, duties specified in the Bylaws of the Company, and as may be required by the Company’s Board of Directors (the “Board”). You will report to the Board, and work at the Company’s corporate headquarters. Personalis may change your position, duties, and work location from time to time in its discretion.

Compensation

Compensation for this position will include a base salary, bonus potential, stock options and RSUs, and participation in Personalis’ standard benefit programs. Each of these is described below. Personalis may change compensation and benefits from time to time in its discretion.

Salary

Your salary will be $550,000.00 annually, less applicable payroll tax withholding and deductions. This salary will be reviewed thereafter, concurrent and consistent with the salary reviews of other Company employees. It is subject to adjustment based on the Company’s compensation policies, as in effect from time to time. As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours and, without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities.

Bonus

Compensation for this position also includes participation in the Company’s annual bonus plan with a bonus target of 80% of your salary. Currently the bonus measurement period ends on December 31 of the bonus plan calendar year. Whether you earn a bonus and, if so the amount, will be based on upon achievement of the Company’s overall goals as well as achievement of your individual goals, as determined by the Company in its discretion. Eligibility to earn a bonus requires that the individual remain employed by the Company on the date the bonus is paid, following the end of the performance measurement period.

Calculation of any earned bonus amount will be based on the salary actually earned during the measurement period, unless otherwise required by law. This takes into account if an individual has been in active employee status for less than a year during the performance measurement period.

Stock Options

Subject to approval by the Board or its designated committee, in connection with this First Amended and Restated offer letter agreement, the Company will grant you an option to purchase 400,000 shares of the Company’s Common Stock, at a per share exercise price equal to 100% of the fair market value of a share of the Company’s Common Stock on the date of grant (as determined by the Board in its sole discretion) (the “Option”). The Option will be subject to the terms and conditions of the applicable Company equity plan and the applicable grant agreement. Your grant agreement will include a three-year vesting schedule, under which 1/36th of the shares subject to the Option will vest monthly measured from the grant date, until either the Option is fully vested or your employment with the Company ends, whichever occurs first. Please note that if your employment ends prior to the first anniversary of the grant date of the Option, no vesting of the Option will occur.

Benefit programs

Compensation for this position also includes participation in the Company’s benefit programs for US-based employees (due to differing tax laws, health care systems, compensation norms and other factors, the Company’s benefits may be different in other countries).

You will be eligible for accrual of paid sick leave, and vacation accrual of fifteen days annually, each administered according to Personalis policies that provide for carryover and a cap on accrual. Personalis offers medical, dental, vision, life insurance & AD&D, FSA plans for healthcare and dependent care costs, and a 401k plan. The Company will provide you with detailed information on its benefits, holiday schedule, and vacation and paid sick leave policies. The Company reserves the right to modify its benefits, vacation and paid sick policies from time to time in its discretion.

Executive Severance Agreement

In connection with this First Amended and Restated offer letter agreement, the Company is offering you enhanced severance benefits, described in that certain First Amended and Restated Executive Severance Agreement.

Legal terms

Company Policies: As a Company employee, you will be expected to abide by all Company policies and procedures. During your employment with the Company, you will devote your full business energies, interest, abilities, and productive time to the proper and efficient performance of your duties; provided that, you will not be precluded from engaging in civic or charitable activities which do not present any conflict of interest with the Company or affect your performance of duties for the Company.

“At Will” Employment: Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time, for any lawful reason or no reason, and with or without cause or advance notice. This is the full and complete agreement between you and the Company on the at-will nature of your employment. Although your duties, title, compensation, and benefits may change, the “at will” nature of your employment relationship may only be modified in an express written agreement signed by you and an authorized member of the Board.

Proprietary Information: As a condition of your employment, you are expected to continue to comply with your signed Employee Confidential Information and Inventions Assignment Agreement. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

This First Amended and Restated offer letter agreement, together with the First Amended and Restated Executive Severance Agreement, and your signed Employee Confidential Information and Inventions Assignment Agreement, form the complete and exclusive statement of the terms of your employment with the Company and supersede any and all other agreements or promises made to you by anyone, whether oral, written or implied, including that certain offer letter agreement between you and Personalis dated September 30, 2022. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Personalis.

Please sign and date this letter, and the enclosed First Amended and Restated Executive Severance Agreement, if you wish to accept continued employment at Personalis under the terms described above. An electronic signature or pdf copy will be considered an original signature.

Chris, we look forward to your favorable reply and to a continuing productive and enjoyable work relationship.

Sincerely,

/s/ Stephen Moore Stephen Moore
Vice President, General Counsel and Secretary, Personalis, Inc.

Accepted and agreed this 7th day of March 2023

/s/ Christopher Hall Chris Hall